Exhibit 10.4

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (together with the schedules and exhibits attached hereto, the “Agreement”) is entered into as of April 15, 2019 (the “Effective Date”) by and between PULMATRIX, INC., a Delaware corporation with its principal place of business in 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421, United States of America (the “Company”), and CIPLA TECHNOLOGIES, LLC, a Delaware limited liability company with its principal place of business in 12220, El Camino Real, Ste 310, San Diego, 92130 California, United States of America (“Cipla”). Company and Cipla may each be referred to as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS Company is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases using its patented drug delivery platform, namely iSPERSE™ technology;

WHEREAS Company’s lead candidate is Pulmazole (PUR1900), an inhaled formulation of the anti-fungal drug itraconazole, developed using iSPERSE technology, ready for Phase II Clinical Studies (the “Product”) designed to treat allergic bronchopulmonary aspergillosis (ABPA) in patients with asthma (the “Initial Indication”);

WHEREAS Cipla is a global pharmaceutical company with well-known strengths in the respiratory field that seeks to focus its U.S. operations on targeting niche/orphan indications, particularly those with unmet needs that may be served by modifying existing therapeutics through technological innovation; and

WHEREAS Company and Cipla desire to enter into an agreement for the worldwide (“Territory”) Development and Commercialization (each defined below) of the Product for the Initial Indication and other Pulmonary Indications (defined below) for which the Product may be Developed and/or Commercialized in the future, if any.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms, and any derivative forms of such terms, have the respective meanings set forth below.

“Adverse Drug Experience” means any adverse event associated with the use of the Product in humans, whether or not considered Product-related, including the following: an adverse event occurring in the course of the use of the Product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; and any failure of expected pharmacological action.

“Affiliate” means, with respect to a Party, any Person, corporation or other entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, as the case may be. As used in this definition, “control” means (i) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or other ownership interest (whether directly or pursuant to any option, warrant, or other similar arrangement) in a corporation or other entity; or (ii) possession, direct or indirect, of the power to affirmatively direct the management and policies of a person, corporation, or other entity, whether through ownership of voting stock or other ownership interest or by contract relating to voting rights or corporate governance.

“Agreement” has the meaning set forth in the Preamble.

“Alliance Manager” has the meaning set forth in Section 2.2.

“Allowable Expenses” means the Commercialization Costs that are incurred in accordance with the Commercialization Plan approved by the JSC, without duplication of any expenses included in Cost of Goods Sold or Capital Expenditures.

“Applicable Law” means all applicable laws, statutes, rules, regulations, including any applicable rules, regulations, guidelines, or other requirements set forth by the Governmental Authorities with jurisdiction over the activities performed under this Agreement that may be in effect from time to time.

“Assigned Assets” has the meaning set forth in Section 6.1.

“Assigned Patents” has the meaning set forth in Section 8.2(a).

“Breaching Party” has the meaning set forth in Section 12.2.

“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks located in Boston, Massachusetts or San Diego, California are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” means each of the three-month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year.

“Calendar Year” means the twelve-month period ending on March 31; provided, however, that (a) the first Calendar Year of the Term will begin on the Effective Date and end on March 31, 2020 and (b) the last Calendar Year of the Term will end upon the expiration or termination of this Agreement.

“Capital Expenditure” means funds used by a Party to acquire or upgrade any physical or intangible assets which are necessary for the Commercialization or Development of the Product after the Effective Date, which has a useful life of more than one year, without duplication of any costs or expenses included in Costs of Goods Sold or Allowable Expenses.

“Change in Control” means the occurrence after the date hereof of any (a) acquisition by an individual or legal entity or “group” (within the meaning of Section 13 of the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of 50% or more of the voting securities of the Company, (b) the Company merges into or consolidates with any other Third Party, or any Third Party merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (c) the Company disposes of all or substantially all of its assets to a Third Party.

“Cipla Damages” has the meaning set forth in Section 10.1.

“Cipla Disposition” has the meaning set forth in Section 6.5.

“Cipla Indemnitees” has the meaning set forth in Section 10.1.

“Cipla Notice Period” has the meaning set forth in Section 6.6.

“Claim” has the meaning set forth in Section 10.1.

“Clinical Studies” means any clinical study in humans that is designed to generate data in support or maintenance of an IND or NDA (or other equivalent Regulatory Filings or Regulatory Approvals) and any post-approval clinical study in humans.

“Co-Development Phase” has the meaning set forth in Section 3.5.

“Commercially Reasonable Efforts” means reasonable and good faith efforts by a Party to accomplish such objective as that Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to the conduct of the Development or Commercialization of the Product, such efforts must be substantially equivalent to that level of efforts and resources commonly employed by similarly situated pharmaceutical companies to perform any activity for a compound or product at a similar stage of research, development, or commercialization, taking into account measures of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such product, the regulatory structure involved, the market potential of such compound or product, industrial standard in manufacturing and supplying pharmaceutical products, and other relevant factors, including comparative technical, legal, scientific, and/or medical factors.

“Commercialize” or “Commercialization” means, with respect to the Product, the conduct of any and all processes and activities to establish and maintain sales for such Product (including with respect to reimbursement and patient access). Such activities may include offering for sale, selling, Promoting, storing, transporting, manufacturing, distributing, and importing such Product, in each case with respect to the applicable Pulmonary Indication. “Commercialization” does not include Development activities but does include any actions taken in preparation for Commercialization, as well as the phase IV Clinical Studies to be conducted and implemented by the Company, if so required by the Regulatory Authorities in the respective countries in the Territory.

“Commercialization Cost” means those costs associated with the Commercialization of the Product under this Agreement set forth in the Commercialization Plan prepared by Cipla and approved by the JSC and shall include reasonable travel expenses of the Parties in connection with meetings of the JSC or for other travel necessary for the Commercialization.

“Commercialization Plan” means a detailed written plan, detailed budget and/or Commercialization Costs approved by the JSC for the Commercialization of the Product, including pre-approval commercialization activities, in connection with each approved Pulmonary Indication in the respective market, setting forth a reasonably detailed description of anticipated Commercialization efforts, objectives, and timelines, encompassing, among other things: launch date(s), demographics and market dynamics, Promotion, projected milestones, resource allocation requirements, sales and expense forecast, manufacturing plans, compliance program(s), reimbursement, and patient access and, in any case, consistent with the framework attached hereto as Exhibit I and as otherwise supplemented by the JSC. For the sake of clarity, Commercialization Plan shall also include post marketing surveillance study and/or phase IV clinical study, if so required by the Regulatory Authorities in any country(ies) in the Territory which shall be conducted and implemented by the Company and the cost of such phase IV study shall be included in the Commercialization Costs and shared equally by the Parties.

“Company Damages” has the meaning set forth in Section 10.2.

“Company Disposition” has the meaning set forth in Section 6.6.

“Company Indemnitees” has the meaning set forth in Section 10.2.

“Company Notice Period” has the meaning set forth in Section 6.5.

“Confidential Information” means any and all information of a confidential or proprietary nature disclosed by one Party to the other Party under this Agreement, in any form, including printed, written, oral, visual, graphic, electronic, physical objects, or software, disclosed by either of the Parties including written or unwritten materials relating to plans, strategies, opportunities, marketing programs, technologies, inventions, trade secrets, know-how, ideas or expressions thereof, methodologies, practices, procedures, products, samples, product or service specifications, business plans and methods, pricing service fees and charges, costs, vendor information, customer information, supplier information, inventories, employees, facilities, financial data, strategic partner and hiring information, and other business information, including any work prepared by the receiving Party that includes information disclosed by the disclosing Party. Even if information disclosed to the other Party is not expressly designated as proprietary or Confidential Information, it will not change the receiving Party’s obligation with respect to such information so long as the information exchanged falls within the definition contained herein or is the type of information a Party would treat as Confidential Information of its own. Confidential Information will not be deemed to be in the public domain merely because any part of the information is embodied in general disclosures or because individual features, components, or combinations thereof are now or may later become known to the public. Furthermore, even if any portion of information provided by the disclosing party falls within any one of the above exceptions, the remainder will continue to be Confidential Information subject to the restrictions of this Agreement.

“Cost of Goods Sold” means the direct costs attributable to the production of the Product, this includes the cost of the materials used for manufacturing, direct labor costs, and directly attributable manufacturing overheads. If the Product is manufactured by Affiliates of Cipla, costs will be included at an arm’s length basis. If the Product is manufactured by third party CMO, cost of goods sold will be at the purchase cost plus royalty (if any) payable. Cost of goods sold will also include any other costs directly attributable to the manufacturing of the Product. In any case, Cost of Goods Sold is without duplication of any costs in included in Allowable Expenses or Capital Expenditures.

“Develop” or “Development” means all activities related to test method development and stability testing, toxicology and/or toxicity studies, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, statistical analysis and report writing, preparation and submission of Regulatory Filings, regulatory affairs with respect to the foregoing and all other activities required by a Regulatory Authority as a condition or in support of obtaining, maintaining, or modifying a Regulatory Approval.

“Development Costs” means those costs associated with the Development of the Product under this Agreement set forth in the Development Plan prepared by Company and approved by the JSC, which shall include: (1) the Out-of-Pocket and internal costs incurred by the Company and/or its Affiliates to the extent attributable to, or reasonably allocable to, the Development of the Product for any applicable Pulmonary Indication, including costs incurred for: (i) the preparation for and conduct of Clinical Studies (but does not include any costs incurred towards Pre-Clinical Studies and phase I Clinical Studies already conducted by Company in respect of the Product); (ii) data collection, analysis, and report writing; (iii) clinical laboratory work; (iv) regulatory activities with direct relation to such studies, such as IND and NDA submissions, annual reports, Adverse Drug Experience recording and reporting, and pre-submission meetings or other regulatory correspondence, among others; (v) Capital Expenditure incurred during Development and (vi) reasonable travel expenses of the Parties in connection with meetings of the JSC or for other travel necessary for the Development; and (2) the costs incurred by Cipla in connection with the Development of the Product.

“Development Plan” means a detailed written development plan, detailed budget and Development Costs approved by the JSC that describes all activities to be conducted by the Company and its Affiliates or other designees in relation to Development of the Product for Pulmonary Indications, including associated timelines, priorities, and the applicable budget. “Development Plan” includes the initial Development Plan, which is attached hereto as Exhibit II.

“Dispute” has the meaning set forth in Section 14.9.

“DRAA” has the meaning set forth in Section 14.9.

“Effective Date” has the meaning set forth in the Preamble.

“Excluded Assets” has the meaning set forth in Section 6.1.

“Fair Market Value” means the value in arm’s-length transactions, consistent with the price that an asset would bring as the result of bona fide bargaining between well-informed buyers and sellers who are not otherwise in a position to generate business for the other party, or the compensation that would be included in a service agreement as the result of bona fide bargaining between well-informed parties to the agreement who are not otherwise in a position to generate business for the other party, on the date of acquisition of the asset or at the time of the service agreement.

“FD&C Act” means the federal Food, Drug, & Cosmetic Act, as amended.

“FDA” means the U.S. Food and Drug Administration.

“Free Cash Flow” means, with respect to each Calendar Quarter, an amount equal to Net Sales less Cost of Goods Sold less Allowable Expenses plus the amount of any decrease in Working Capital compared to the previous Calendar Quarter or, as applicable, less the amount of any increase in Working Capital compared to the previous Calendar Quarter and less Capital Expenditures, in each case, with respect to such Calendar Quarter.

“Fundamental Breaches” has the meaning set forth in Section 12.2.

“Good Clinical Practice” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of Clinical Studies, including, as applicable: (i) U.S. Code of Federal Regulations (C.F.R.) Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (ii) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“Good Laboratory Practice” or “GLP” means the then-current standards for laboratory activities for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and Regulatory Authorities in countries in which the Product is intended to be sold.

“Good Manufacturing Practice” or “GMP” means all applicable Good Manufacturing Practices, including, as applicable, (i) the principles detailed in the U.S. Current Good Manufacturing Practices (21 C.F.R. Parts 210 and 211) and (ii) equivalent Applicable Law in any relevant country or region having jurisdiction over the Product or Manufacturing, each as may be amended and applicable from time to time.

“Governmental Authority” means any federal, national, supranational, state, provincial, or local government, or agency thereof. Governmental Authorities include all Regulatory Authorities.

“Grant-Back License” has the meaning set forth in Section 6.2.

“IND” means an investigational new drug application, Pre-Clinical Studies application, Pre-Clinical Studies data, Clinical Studies application, Clinical Studies exemption, or similar application or submission for Regulatory Approval to conduct human clinical investigations filed with, or submitted to, a Regulatory Authority in accordance with the applicable regulatory requirements.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Indication” means the use of a given drug product for the diagnosis, treatment, prevention, cure, or management of a specific human disease, disorder, illness, condition, or symptom related thereto.

“Initial Development Funding” has the meaning set forth in Section 3.4.

“Initial Indication” has the meaning set forth in the Preamble.

“Intellectual Property Rights” means certain rights in relation to the Assigned Assets, including, but not limited to, Patents, Inventions, Confidential Information, trade secrets, brand names, and copyrights.

“Intrinsic Defect” means an intrinsic problem or defect in the efficacy or safety of the Product.

“Invention” shall mean and include any and all inventions and discoveries which are, or may be, patentable or otherwise protectable under the patent or other intellectual property laws of any country, which relate to the Product, and which are conceived, discovered or reduced to practice during the continuance of this Agreement.

“iSPERSE™” means the proprietary engineered dry powder delivery platform of the Company, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

“iSPERSE Inventions” has the meaning set forth in Section 8.1.

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1(a).

“NDA” or “New Drug Application” shall mean a new drug application filed with the FDA pursuant to 21 C.F.R. §314, seeking permission to market the Product for a Pulmonary Indication in interstate commerce in the United States.

“Net Sales” means with respect to the Product means, the gross amounts invoiced for the sale of Product by Cipla for any Pulmonary Indication, or its Affiliates, or licensees or sublicensees to independent, unrelated Third Parties, including wholesalers, in bonafide arm’s-length transactions, in each case after subtracting all applicable deductions to the extent specifically and solely allocated to the Product and actually taken, paid, accrued, allowed, included or allocated based on good faith estimates in calculating the Net Sales with respect to the Product (and consistently applied as set forth below).

By way of example only, such deductions include, where applicable, but are not limited to:

(i)    all discounts of any type or nature (such as retroactive price reductions, cash discounts, volume discounts, promotional discounts, chargebacks, allowances, rebates, returns and credits);

(ii)    all rejections, returns, credits, and returned goods allowances and retroactive corrections;

(iii)    the costs of recalls, seizures or destruction of goods, whether voluntarily or pursuant to a governmental request;

(iv)    redistribution center fees, information service agreement fees, and like fees that are passed from wholesalers, retailers, distributors, and other customers back to Cipla;

(v)    any failure-to-supply penalties that Cipla may incur from any Third Party customer;

(vi)    credits or allowances actually granted upon prompt payment or claims, bad debts and losses actually incurred as a result of actual write-offs of uncollectible customer accounts;

(vii)    commissions of sales agents or brokers;

(viii)    compulsory payments and cash rebates related to the sales of the Product paid to a government authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program, compensation program, or similar program (such as Medicaid and Supplemental State Program rebates, Medicare Part D “Donut Hole” Coverage Gap rebates and “Industry Fees” for brand drugs as required by the Patient Protection and Affordable Care Act as amended by the Health Care Education Affordability Reconciliation Act), to the extent allowed and taken;

(ix)    freight, shipping and insurance costs;

(x)    excise taxes. use taxes, sales taxes, value added taxes, goods and services taxes, custom duties, and/or government charges imposed on the sales of the Product;

(xi)    obsolescence, short-dated Product cost and associated destruction cost;

(xii)    any costs incurred in connection with, or arising out of, compliance with the Generic Drug User Fee Act and/or the Prescription Drug User Fee Act and/or any similar law in effect from time to time in any country;

(xiii)    the costs associated with any required risk evaluation and mitigation strategies for the Product, if applicable; and

(xiv)    other specifically identifiable amounts that have been credited against or deducted from Product’s gross sales and are substantially similar to those credits and deductions listed above.

Net Sales shall exclude any samples of the Product transferred or disposed of at no cost for promotional or educational purposes.

In the case of any sale or other disposal of a Product between or among Cipla and its Affiliates for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to an unrelated Third Party. In the case of any sale or other disposal for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s-length transaction exclusively for money, in addition to the inclusion of any such cash consideration in the calculation of Net Sales, Net Sales shall be calculated on the value of the non-cash consideration received or the fair market price (if higher) of the Products in the country of the sale or disposal. To the extent that any item deducted from gross amounts invoiced for the sale of the Product to determine Net Sales is not permitted to be deducted under the accounting requirements of any jurisdiction, then such amount (without duplication) may be reflected in Allowable Expenses and vice versa.

At the end of every Calendar Quarter, the Parties shall carry out a true-up reconciliation of all accrued payables during such Calendar Quarter versus actuals for such Calendar Quarter and shall make any applicable adjustment to Net Sales for such Calendar Quarter based on such true-up reconciliation.

“Non-Pulmonary Indications” means any Indication other than the Pulmonary Indications.

“Notice” has the meaning set forth in Section 14.1.

“NPI Transaction” has the meaning set forth in Section 6.4.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Out-of-Pocket Costs” means amounts paid to Third-Party vendors, consultants, suppliers, or contractors for services and/or materials provided directly in connection with the performance of activities under the Development Plan and/or the Commercialization Plan, to the extent such services or materials apply directly to a Product.

“Patents” means those patents listed in Exhibit V and shall also mean and include any new patents or patent applications, additions, extensions or supplementary protection certificates which arise from Development under this Agreement or otherwise covers the Product in connection with any Pulmonary Indications.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Phase 2 ABPA Study” has the meaning set forth in Section 3.2(a).

“Practical Limitation” has the meaning set forth in Section 4.1(c).

“Pre-Clinical Studies” means in vitro and in vivo studies not in humans, including those studies conducted in whole animals and other test systems, designed to determine the toxicity, bioavailability, and pharmacokinetics of the Product and whether the Product has a desired effect.

“Product” has the meaning set forth in the Recitals.

“Promotion” means with respect to the Product, any activities undertaken to encourage sales or use of the Product, including, but not limited to, Product detailing, product samples, drop-offs, coupons, discount cards, journal advertising, direct mail programs, direct-to-consumer advertising, convention exhibits and all other forms of marketing, advertising, public relations or promotion or use of Promotional Materials.

“Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including, without limitation, journal advertisements, sales visual aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings and sites and broadcast advertisements intended for use or used by either Party or its Affiliates or sublicensees in connection with any Promotion of the Product.

“Pulmonary Indication(s)” means, in relation to the Product, any past, present or future Indication for the treatment, prevention, and/or diagnosis of diseases of the pulmonary system, including, without limitation, the following conditions: Asthma, Cystic Fibrosis (CF), ABPA in patients with asthma and/or CF, idiopathic pulmonary fibrosis (IPF), acute respiratory distress syndrome (ARDS), chronic obstructive pulmonary disease (COPD), non CF bronchiectasis, severe asthma with fungal sensitization (SAFS), aspergillus induced asthma, hypersensitivity pneumonitis due to fungal infection, aspergilloma, invasive pulmonary aspergillosis, any condition caused or exacerbated by fungal infection/ presence in the lung and any other pulmonary condition treatable by inhaled Itraconazole. For the sake of clarity, Pulmonary Indication does not include conditions solely limited to the upper respiratory tract (nose and nasal passages, paranasal sinuses, the pharynx, and the portion of the larynx above the vocal folds (cords)).

“Recall” has the meaning set forth in Section 4.4.

“Regulatory Approval” means the applicable approval(s) necessary to Develop or Commercialize, as applicable, the Product in a given country or jurisdiction.

“Regulatory Authority” means the FDA, the Centers for Medicare and Medicaid Services (CMS), the Office for Civil Rights (OCR), and any Governmental Authority in the U.S. or another country or jurisdiction that serves a regulatory role analogous to that of the FDA’s, CMS’s, or OCR’s in the U.S.

“Regulatory Filing” means any IND, NDA, or any other application, notification, or submission made to or with the FDA or other Regulatory Authority, including all data arising from Pre-Clinical Studies and Development, for Regulatory Approval of a human pharmaceutical product, together with all amendments and supplements to any of the foregoing.

“Regulatory Materials” means any regulatory notification, communication, correspondence, Regulatory Filings, Regulatory Approvals and other filings made to, received from, or otherwise conducted with a Regulatory Authority related to Developing, manufacturing, obtaining marketing authorization, marketing, selling, or otherwise Commercializing a pharmaceutical product in a particular country or jurisdiction.

“ROFR” has the meaning set forth in Section 6.5.

“Rules” has the meaning set forth in Section 14.9.

“Senior Executives” has the meaning set forth in Section 2.1(g).

“Subcontractors” has the meaning set forth in Section 5.3.

“Term” has the meaning set forth in Section 12.1.

“Terminating Party” has the meaning set forth in Section 3.6(a).

“Territory” has the meaning set forth in the Recitals.

“Third Party” means any Person other than the Company, Cipla, or the respective Affiliates of either Party.

“Trademark” means any word, name, symbol, color, designation or device, or any combination thereof, whether registered or unregistered, including without limitation any trademark, trade dress, service mark, service name, brand mark, trade name, brand name, logo, or business symbol

“Upfront Payment” has the meaning set forth in Section 7.1.

“Working Capital” means working capital in respect of the Product in day-to-day trading operations, calculated as the difference between the Product’s current assets (such as accounts receivable, inventories of raw materials and finished goods) and its current liabilities (such as accounts payable).

ARTICLE 2

GOVERNANCE

2.1	Joint Steering Committee

(a)

Establishment. Immediately following the execution of this Agreement, the Parties shall establish a joint steering committee (“Joint Steering Committee” or “JSC”) to direct the further Development and Commercialization activities, including all budgetary activities in relation to the Product. The JSC will oversee the performance of the Parties’ activities under this Agreement and provide a forum for sharing advice, progress, and results relating to such activities.

(b)

Composition. The JSC will be comprised of four (4) persons representing Cipla and four (4) persons representing the Company. The initial members of the JSC shall be comprised of the individuals listed on Exhibit III.

(c)

Meetings. The JSC will meet, in person, by teleconference, or by video-conference, on a quarterly basis, or more or less often as unanimously agreed by all eight JSC members, provided that the JSC meets in-person at least once per Calendar Year. Either Party may call a JSC meeting when reasonably necessary upon no less than five (5) Business Days’ Notice to all JSC members. In-person meetings will be held at the Parties’ principal places of business on an alternating basis, beginning with the Company’s principal place of business, or at such other locations as unanimously agreed upon by the JSC. The first in-person meeting will be not later than thirty (30) days after the Effective Date or such other later date as mutually agreed by the Parties. Upon both Parties’ prior joint consent, guests who are subject to written confidentiality obligations commensurate in scope to the provisions in Article 11 may attend JSC meetings as observers, without any voting rights. Each Party may replace its JSC members with other of its employees from time to time upon written Notice to the other Party, provided that such Notice is given at least five (5) Business Days prior to the next JSC meeting. For the sake of clarity, Parties agree to ensure that the JSC members for Development phase and Commercialization phase shall have relevant expertise in the respective areas to effectively and qualitatively perform their obligations under the Agreement.

(d)	Chairperson; Secretary; Agenda; Minutes.

(i)

A chairperson of the JSC shall be appointed each six (6) months, with the Company appointing the initial chairperson. The Parties shall rotate the chairperson for the JSC alternatively amongst the Parties every six (6) months commencing from the Effective Date, unless that JSC unanimously determines that it would be advisable for the then sitting chairperson to continue his or her term as chairperson. The chairperson shall be responsible for (i) calling meetings, (ii) appointing a secretary to prepare and issue minutes of each such meeting within fifteen (15) days thereafter, and (iii) preparing and circulating an agenda for the upcoming meeting along with the Notice of the Meeting; provided that the chairperson shall include any additional agenda items proposed by either Party no less than three (3) days prior to the next scheduled JSC meeting. The chairperson shall not have any duties other than those specifically enumerated herein. In addition, the chairperson shall have no special authority, powers or voting rights beyond those held by other JSC members.

(ii)

The Secretary will be responsible for preparing and circulating minutes within fifteen (15) days after each meeting of the JSC setting forth, among other things, a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions, or determinations approved by the JSC. The minutes of each JSC meeting will be finalized no later than thirty (30) days after the date of the meeting to which the minutes pertain.

(e)	Duties. In addition to other duties assigned to the JSC elsewhere in this Agreement, the JSC will:

(i)	Review and approve budget for Development and the Development Costs required to be reimbursed to the Company pursuant to Section 3.4, not later than thirty (30) days after its receipt thereof.

(ii)	Review and approve the Development Plan developed by the Company submitted to the JSC pursuant to Section 3.1 not later than thirty (30) days after its receipt thereof.

(iii)

Review and approve the Commercialization Plan developed by Cipla for each jurisdiction in which the Product has Regulatory Approval for a Pulmonary Indication not later than thirty (30) days after its receipt thereof.

(iv)

Work collaboratively to make adjustments to the Development Plan, budget and/or Development Costs and costs incurred by Cipla for Development of the Product, as well as to the Commercialization Plan as required on an annual basis and six (6) months in advance of each Calendar Year. JSC approved increase or decrease in the Development Costs and/or Commercialization Costs shall also be equally borne by the Parties on actuals.

(v)	Review the overall progress of the Parties’ collaborative efforts under this Agreement and monitor progress under, and compliance with, each Development Plan and the Commercialization Plan.

(vi)

Such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time, provided, however that the JSC shall not have the power to amend or modify this Agreement.

(f)

Decision-Making; Limitations. Except as expressly stated otherwise herein, decisions of the JSC will be made by unanimous vote or written consent, with each Party having one collective vote in all decisions. The presence, whether in-person or via teleconference or videoconference, of at least one (1) JSC member representing each Party will constitute a quorum for decisions to be made at a given meeting. The JSC will have only such powers as are specifically delegated to it in this Agreement, and such powers will be subject to the terms and conditions set forth herein. Amendments or changes to this Agreement will be valid and binding only upon mutual written agreement of the Parties in accordance with Section 14.17 and the JSC will have no authority to amend, change, or modify the terms and conditions of this Agreement. The JSC will use Commercially Reasonable Efforts to resolve the matters within its roles and functions or otherwise referred to it.

(g)

Deadlock. In case of a deadlock, the Parties will refer the dispute to Company’s Chief Executive Officer and Cipla’s Specialty Head (“Senior Executives”), for attempted resolution in good faith within thirty (30) days following Notice of the dispute. If a dispute cannot be resolved by the Senior Executives, the JSC will defer to either an agreed-upon binding arbitration process or panel of expert review for final decision.

(h)	Discontinuation. The JSC will disband upon the termination of this Agreement, unless otherwise stipulated in another agreement as of this Agreement’s termination date.

2.2

Alliance Managers. Promptly after the Effective Date, each Party will appoint an individual to act as the alliance manager for such Party (each, an “Alliance Manager”) (who may be a member of the JSC). Each Alliance Manager will thereafter be permitted to attend meetings of the JSC as a nonvoting observer (if not a member), subject to the confidentiality provisions of Article 11. The Alliance Managers will be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and will facilitate communication regarding all activities hereunder. The Alliance Managers will lead the communications between the Parties and will be responsible for following-up on decisions made by the JSC. The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by the Parties in their sole discretion, from time to time, will be promptly provided to the other Party in accordance with Section 14.1.

ARTICLE 3

DEVELOPMENT

3.1

Development Plan. All Development with respect to the Product for a Pulmonary Indication will be conducted pursuant to a Development Plan prepared by the Company and approved by the JSC in relation to the Product’s clinical Development and Regulatory Approval. Such Development Plans shall be prepared separately for each country in the Territory and will generally set forth, with reasonable specificity and detail, the anticipated budget, Development Costs as well as the development and operational plan, including without limitation, research objectives, priorities, milestones, and personnel requirements, for the Product’s Development and Regulatory Approval in relation to the applicable Pulmonary Indication and corresponding country in the Territory. The Company shall submit its Development Plan, which shall include a report of the Development Costs incurred prior to the Effective Date, to the JSC within five (5) days from the Effective Date, and the JSC shall review and approve such Development Plan within five (5) days after receipt thereof. Development Plans established under this Agreement (including the initial Development Plan) may be amended or modified from time to time by the Company in writing, subject to the review and approval of the JSC. Following JSC review and approval of the Development Plan, the JSC shall review the implementation and execution of the

Development Plan on at least a quarterly basis; provided, that if the JSC identifies any unexpected circumstance or material deviations from the Development Plan, GCP and/or GLP, then the JSC shall promptly convene a special meeting to review the causes for such variation and establish a plan for remediation. By the June 30th following the date of the initial Development Plan and each June 30th thereafter, the Company will prepare and present to the JSC updated Development Plans on a country by country basis for the immediately following Calendar Year (e.g., the Company will prepare and present to the JSC the Calendar Year 2021 Development Plan by June 30, 2020). The JSC shall make a determination from time to time regarding the particular jurisdictions in which the Product will be Developed and then the Company shall prepare and present Development Plans (including annually updated Development Plans) for such jurisdiction within thirty (30) days of such determination.

3.2

Development Activities. The Company shall be primarily responsible for implementing the Development of the Product in accordance with the Development Plan, budget and Development Costs. The Parties acknowledge that the Development Plan and the Development Costs in Exhibit I have been previously provided to Cipla by the Company and mutually agreed by the Parties. The Company shall conduct and shall be primarily responsible for implementing all activities related to the Product’s Development for all Pulmonary Indications in accordance with the Development Plan, budget, Development Costs and the terms of this Agreement. Subject to the right of the JSC to review and approve the Company’s Development Plan, the Company will have discretion over the Product’s Development and all activities, arrangements, and other matters related to such Development, provided, that the Company must adhere to the Development Plan approved by the JSC and conduct all Development activities in compliance with GCP and GLP. Any material deviation from the Development Plan shall be subject to scrutiny and requires approval of the JSC. Any increase or material deviation from the mutually agreed Development Plan and/or budget and/or Development Costs shall be subject to pre-approval by JSC.

(a)

Current Development Status. Prior to the Effective Date, the Company received Notice from the FDA that it completed its review of the Company’s IND application and that the Company could, accordingly, initiate the contemplated Phase 2 Clinical Trial entitled, “A Randomized, Double-Blind, Multicenter, Placebo-Controlled, Phase 2 Study to Evaluate the Safety, Tolerability, and Pharmacokinetics of Itraconazole Administered as a Dry Powder for Inhalation (PUR1900) in Adult Asthmatic Patients With Allergic Bronchopulmonary Aspergillosis” (the “Phase 2 ABPA Study”).

(b)

Continued Development. The Company shall conduct the Development activities for which it is responsible in accordance with the applicable Development Plan. The Company acknowledges that its technical and scientific personnel dedicated to the Development program are critical to the continuity of the Development of the Product. Accordingly, the Company shall ensure availability of such technical and scientific capability and personnel throughout the Development program, who are well versed with and able to perform Development activities in compliance with GCP, GLP and GMP requirements.

(i)

The Company shall use Commercially Reasonable Efforts to complete the Phase 2 ABPA Study, as well as any additional Phase 2/2b, and/or Phase 3 Clinical Studies that may be required for Regulatory Approval in accordance with the Development Plan.

(ii)

The Company shall provide to the JSC and Cipla reasonable progress and spending updates on the status of Development activities under the Development Plan on a quarterly basis, including summaries of data, actual and anticipated areas of spending and expenses, the likely timeline for completion of such activities and advancement of the Product to the next phase of Development, and such other information as Cipla may reasonably request.

(iii)

The Company will be responsible for submission of INDs, annual reports, and other Regulatory Filings to the extent required to conduct the Development activities, including any Clinical Studies in connection with the Product’s Development for Pulmonary Indications, as described further in Section 4.1(a).

(iv)	The Company has obtained, or will, obtain all applicable Regulatory Approvals required to carry out the Development Plan, including any Clinical Studies contemplated thereby.

3.3

Subcontracts. The Company may perform any of its Development activities under this Agreement by delegating to an Affiliate or through one or more Third-Party subcontractors or consultants with the prior approval of the JSC, provided that with respect to each arrangement entered into on or after the Effective Date: (i) The Company remains responsible for the work allocated to such Affiliates, subcontractors, and/or consultants to the same extent as if it had done such work itself; and (ii) the Affiliate or subcontractor (as the case may be) undertakes, in writing, the obligations of confidentiality and non-use regarding the Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 11. Without limiting the foregoing, each Company-permitted subcontractor will be subject to the applicable terms and conditions of this Agreement, and no agreement with any such subcontractor will release the Company from any of its activities under this Agreement. The Parties agree that PPD Development, L.P. is an approved subcontractor for the Phase 2 ABPA Study in the United States, United Kingdom, Poland, India and Australia and does not require any approval from the JSC, provided however that the details of the Development Plan, including the study budget or Development Costs, with respect to conduct of Clinical Studies by PPD Development, L.P. shall be reviewed and pre-approved by JSC.

3.4

Development Costs. The Company has, prior to the Effective Date, represented to Cipla that it has Fifteen Million United States Dollars ($15,000,000.00) unencumbered cash available in its bank account dedicated for the Development of the Product in accordance with this Agreement and shall not be subject to any earlier debt repayment condition. The Company represents that it shall not create or permit its funding agencies or investors to create in respect of the Development, Commercialization, Products, or Assigned Assets, any lien, or charge, or encumbrance, or mortgage, existing or future, on the said dedicated bank account. Within thirty (30) days after the Effective Date, the

Company shall deposit Twenty Four Million United States Dollars ($24,000,000.00) into the bank account dedicated to the Development of the Product in accordance with this Agreement and which shall be used exclusively for payment of Development Costs incurred under the Development Plan that has been pre-approved by the JSC (the “Initial Development Funding”). The Development Costs for the Development program forms an integral part of the Development Plan as set out in Exhibit I. All JSC approved Development Costs actually incurred in connection with the Company’s Development activities under this Agreement, including all costs incurred by Cipla for the Development (as set out separately in the Development Plan as Cipla’s costs in the Development Plan), will be first paid from the Initial Development Funding, until all such funding has been exhausted. The Company may reimburse itself for one-half of the Development Costs incurred prior to the execution of this Agreement included in Development Plan, subject to review and approval by the JSC, with the initial Development Funding.

3.5	Co-Development Contributions.

(a)

Cost Sharing. After the Initial Developing Funding is depleted (the “Co-Development Phase”), the Company and Cipla will each be responsible for 50% of Development Costs actually incurred. Expenses incurred by either Party To ensure continuity of the Development program, the Company shall designate two of its bank accounts, one to be used exclusively for Cipla’s Development contributions and the other to be used exclusively for the Company’s Development contributions. These accounts must be separately maintained with no commingling of the contributed funds.

(b)

Funding of Accounts. The Parties shall set aside and contribute equally the funds needed for Development under this Agreement. The contributions of the Parties shall be dedicated solely for Development under this Agreement and all funds drawn down in accordance with the Development Costs set forth in the Development Plan. All payments and expenses for the Development shall be undertaken and monitored only through the specific bank accounts for Development, in compliance with the Development Costs and Development Plan pre-approved by the JSC. No payment of dividend or any other expenses for the Development under this Agreement shall be permitted from the funds in these dedicated bank accounts. Each Party will fund the respective account established pursuant to Section 3.5(c) on a quarterly basis. Ten (10) days prior to the first day of each calendar quarter, the Company shall deliver a notice to Cipla indicating the Development Costs to be incurred by the Company during such quarter in accordance with the Development Plan approved by the JSC. Within fifteen (15) days of after delivery of such notice, each Party shall fund its respective account established pursuant to Section 3.5(c) with an amount equal to one-half of such Development Costs set forth in the notice.

(c)

Insufficient Funds. To the extent that the funds in each account maintained pursuant to Section 3.5(a) are, at any time, insufficient for any current Development Costs, the Company may, at its option, pay for such Development Costs from its other funds and, in such instance, Cipla will promptly reimburse the Company for its share of such expenditure by the Company (provided, for clarity, that such Development Costs are set forth in the Development Plan and pre-approved by the JSC). Any amounts for which Cipla is required to reimburse the Company shall be a secured claim against Cipla. Parties agree that JSC will decide the appropriate and optimal use of any excess funds arising from better management of the Development Costs by the Parties vis-à-vis the budgeted expenses.

(d)

Cipla’s Lien; Rights of First Creditor. After the initial Development Fund is completely depleted, Cipla shall contribute its share of Development Costs to a separate dedicated bank account as stated in Section 3.5(a). In connection with the said account designated for Cipla’s contributions to the Product’s Development during the Co-Development Phase, Cipla will have a lien and the rights of first creditor in case of default by the Company, and the Company shall use Commercially Reasonable Efforts to ensure that Cipla’s lien and right as first creditor is protected at all times. Cipla’s lien and right of first creditor over funds is expressly limited to the bank account dedicated for its funds and will, in no event, extend to or include the dedicated bank account opened by the Company for the any other funds of the Company. Promptly following the last business day of each calendar month, the Company shall provide Cipla with written documentation demonstrating that the Development Costs have been funded equally from both accounts and that both the funds withdrawn from each dedicated bank account were used solely for the applicable Development activities.

3.6

Circumstances Affecting Continuity of Development. If (i) the applicable Regulatory Authority deems the data from one or more applicable Clinical Studies do not meet anticipated safety or efficacy endpoints and/or there is failure in Clinical Studies; (ii) a Regulatory Authority suggests additional Clinical Studies that will have a significant financial impact on the total Development Costs; (iii) there is change in market scenario or change in global research and development scenario or an unforeseen competitive event or change in Applicable Law, which causes commercial or technical unviability and has a material adverse impact on the Development activities contemplated under the Development Plan, as amended from time to time; or (iv) any change in Applicable Law results in a materially adverse market environment for the Commercialization of the Product which is not likely to abate within a period of twelve (12) calendar months:

(a)

The JSC will evaluate the cause and effect of each scenario in (i), (ii), (iii) and (iv) above and make a recommendation as to the most optimal option available to the Parties, which may include, without limitation, repeating Clinical Studies, abandoning the Development program, or discussing new ways to monetize the Assigned Assets. Either Party may, without any binding obligation, elect to follow, or decide against, the recommendation of the JSC. In any event, either Party may elect to terminate (a “Terminating Party”) its obligation to fund additional costs and expenses for the Development and/or Commercialization of the Product.

(b)

If the non-Terminating Party wishes to continue the Development of the Product, it will have the right to purchase the rights of the Terminating Party in the Product at Fair Market Value as may be determined by a qualified independent Third Party expert acceptable to both Parties or based on external bid received on the Product by a Third Party and continue with the Development program either by itself or by partnering with any third party.

(c)

If both Parties decide to follow the recommendation of the JSC and, thereby, abandon the Development program, the Parties shall make Commercially Reasonable Efforts to monetize the Product and the Development program in connection with the Pulmonary Indications. The Parties will equally share the proceeds. The events described above will not be considered an event of default or breach under this Agreement.

ARTICLE 4

REGULATORY MATTERS

4.1	Regulatory Filings.

(a)

Company Responsibility. With respect to the Product in relation to the Pulmonary Indications, the Company is responsible for all Regulatory Filings in the Territory. For the avoidance of doubt, the Company’s responsibility for Regulatory Filings, with respect to each country in which the Parties intend to market the Product for Pulmonary Indications, is limited to Regulatory Filings required between the commencement of Development activities and the date on which the Product is approved by the applicable Regulatory Authority by way of grant of Regulatory Approvals. Some of the specific Regulatory Filings for which the Company is responsible include: INDs (which, as used here includes applicable foreign equivalents), annual reports in connection with INDs, NDAs (which, as used here includes applicable foreign equivalents), and any other Regulatory Filings required under Applicable Law between the date on which the IND became effective and the date on which the NDA was approved by the applicable Regulatory Authority. To the extent that the Company is not required by Applicable Law to submit an IND or NDA (or applicable foreign equivalents) under Company’s name, or on Company’s behalf, Company will submit all Regulatory Filings in the name, or on Cipla’s behalf. Cipla shall cooperate with the Company and facilitate the Company’s efforts to the extent reasonably requested by the Company. Parties acknowledge and agree that, to the extent permitted by Applicable Law, the ownership of all Regulatory Approvals for the Product with respect to Pulmonary Indications in each country in the Territory shall be transferred to Cipla within thirty (30) days of grant of Regulatory Approval. Company shall, as required by Applicable Law, file necessary documents and applications for variation of title of the Regulatory Approvals in the name of Cipla in each country in the Territory.

(b)

Cipla Responsibility. With respect to the Product in relation to the Pulmonary Indications, Cipla is responsible for all Regulatory Filings that relate to Commercialization activities, subject to sharing of expenses equally by the Parties. For the avoidance of doubt, Cipla’s responsibility for Regulatory Filings, with respect to each country in which the Parties intend to market the Product for Pulmonary Indications, begins immediately after the Product is approved by the applicable Regulatory Authority. Some of the specific Regulatory Filings for which Cipla is responsible include:

(i)

Advertising and Promotional Materials. Subject to the right of the JSC to review and approve Cipla’s Commercialization Plan, Cipla will have discretion over the Product’s Commercialization activities relating to developing, filing, and making decisions about all Promotional Materials and associated Regulatory Filings for the Product, after it is approved for marketing by the applicable Regulatory Authority in each applicable country provided, that the Company must adhere to the Commercialization Plan approved by the JSC. Specifically, Cipla must submit a Form 2253 (or such other form as required by FDA) to the FDA for all Promotional Materials that it seeks to disseminate in the U.S. (typically at least thirty (30) days before dissemination or such other time period permitted by Applicable Law). Additionally, in connection with each such Regulatory Filing, Cipla shall provide the Company with complete copies of all correspondence with the FDA regarding the applicable Promotional Materials not later than ten (10) Business Days after receipt, for the sole purpose of obtaining regulatory status of advertising and Promotional Materials, subject to the Company complying with confidentiality obligations under Section 11 of the Agreement. To the extent that the Product is approved for Pulmonary Indications in other countries (i.e., other than the U.S.), Cipla will be responsible for any Regulatory Filings that other Regulatory Authorities may impose in relation to marketing, Promotions, and advertising;

(ii)

Adverse Drug Experiences. Once the Product is approved by the applicable Regulatory Authority, Cipla will have the responsibility for investigating, recording, and reporting to each such Regulatory Authority all Adverse Drug Experiences in relation to the Product in accordance with Applicable Law; and

(iii)

Regulatory Requests. In addition to the Regulatory Filings referenced in (i) and (ii) above, Cipla will also be responsible for any Regulatory Filings that may be required to comply with Applicable Law or requested by the applicable Regulatory Authority in relation to Promotional Materials and Adverse Drug Experiences after the Product is approved for a Pulmonary Indication in the applicable country in the Territory.

(c)

Ownership. With respect to the Product in relation to the Pulmonary Indications, all Regulatory Filings, Regulatory Materials and Regulatory Approvals, advertising and Promotional Materials, including IND and NDA shall be Assigned Assets, shall be fully and exclusively owned by Cipla. All Regulatory Filings made by the Company shall reflect Cipla’s ownership of the Assigned Assets. In the event the ownership of INDs (and applicable foreign equivalents), in the opinion of a Party’s regulatory consultants, would result in material delay or otherwise frustrate the execution of the Development Plan (a “Practical Limitation”) the Company will maintain such INDs (and applicable foreign equivalents) in trust for and on behalf of Cipla, until the time that such Practical Limitation is no longer applicable. Subject to the other terms of this Section 4.1(c), the Company shall file all required applications and documents for recording the ownership of Cipla in respect of such IND with the applicable Regulatory Authorities, as required. Nothing contained herein shall limit or restrict the ownership rights of Cipla in respect of any other Assigned Assets Cipla will own and maintain NDAs (and any applicable foreign equivalent or U.S. equivalent under a different approval pathway) in connection with each Regulatory Approval granted to the Product for Pulmonary Indications.]

4.2

Notice of Threatened Action. If any Governmental Authority threatens or initiates any action in relation to the Product that: (i) raises a concern regarding the safety or efficacy of Product; (ii) is reasonably likely to lead to a recall, market withdrawal, or market notification of, or about, the Product; or (iii) relates to an Adverse Drug Experience in connection with use of the Product or any other occurrence that may have a material adverse effect on the Development and/or Commercialization of the Product, the Party with knowledge that such Governmental Authority has threatened or initiated the applicable action in relation to the Product shall notify the other Party in writing immediately, but in no event later than five (5) Business Days following such Party’s receipt of Notice of the Governmental Authority’s threat or initiation of action.

4.3

Clinical Trial Holds. Each Party will promptly (but in any event within five (5) Business Days) inform the other Party in the event that any Clinical Study for the Product in connection with the Pulmonary Indications is suspended, put on hold, or terminated in its prior to completion as a result of any action by a Regulatory Authority or such Party voluntarily.

4.4

Recalls; Market Withdrawal. If a Regulatory Authority threatens or initiates any issues or requests a recall, stop sale, field correction, or market withdrawal or takes similar action (collectively, “Recalls”) in connection with the Product in the country over which such Regulatory Authority has jurisdiction over the Product, the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than five (5) business days, after receipt of such information. Each of Cipla and the Company will have the right to propose that a Product Recall should be initiated; the JSC shall promptly meet and discuss in good faith the reasons for any such proposed Recall and determine whether such Recall should be initiated.

4.5

Regulatory Delays Outside a Party’s Control. In addition to the provisions under Section 14.18, neither Party will be responsible for its respective failure to comply with a given deadline or requirement in connection with the Party’s Development or Commercialization obligations under this Agreement to the extent such failure is caused by factors beyond its reasonable control (e.g., regulatory delays, changes in regulatory timelines by Regulatory Authorities or arising from change in regulations, other similar unforeseeable circumstances) and occurs despite the Party’s Commercially Reasonable Efforts to accomplish the applicable objective in a timely manner.

ARTICLE 5

COMMERCIALIZATION

5.1

Commercialization Plan. Cipla will be responsible for preparing and presenting to the JSC a Commercialization Plan twelve (12) months prior to the anticipated Regulatory Approval of the Product for marketing in the U.S. or in any other country in the Territory in connection with the Pulmonary Indication. Following JSC review and approval of such Commercialization Plan, the JSC shall review the implementation and execution of the Commercialization Plan on at least a quarterly basis; provided, that if any unexpected circumstance occurs that would result in a variation from the Commercialization budget set forth in such Commercialization Plan of fifteen percentage (15%) or greater, then the JSC shall promptly convene a special meeting to review the causes for such variation and establish a plan for remediation. For clarity, in no event, will either Party be required to incur Commercialization Costs in excess of one hundred and fifteen percentage (115%) of the amount set forth in the budget and/or Commercialization Costs contained in the Commercialization Plan unless such costs are pre-approved by JSC. By the June 30th following the date of the initial Commercialization Plan and each June 30th thereafter, Cipla, will prepare and present to the JSC an updated Commercialization Plan for the immediately following Calendar Year (e.g., Cipla will prepare and present to the JSC the Calendar Year 2021 Commercialization Plan by September 3, 2020). In the event that the Product receives Regulatory Approval for a Pulmonary Indication in any country other than the U.S., the JSC shall make a determination if the Product will be Commercialized in such jurisdiction within thirty (30) days of such Regulatory Approval and, if the JSC so determines to Commercialize the Product in such jurisdiction, then Cipla shall prepare and present Commercialization Plans (including annually updated Commercialization Plans) for such jurisdiction following the same procedure set forth above for the U.S.

5.2

Commercialization Activities. Cipla shall use its Commercially Reasonable Efforts to implement the Commercialization Plan. During the Term, Cipla will, in general, be primarily responsible for implementing Commercialization of the Product in connection with the Pulmonary Indications in accordance with the Commercialization Plans approved by the JSC and in compliance with GMP requirements for manufacturing and Commercialization of the Product Subject to the right of the JSC to review and approve Cipla’s Commercialization Plan, Cipla will have discretion over the Product’s Commercialization and all activities, arrangements, and other matters related to such Commercialization, provided, that Cipla must adhere to the Commercialization Plan approved by the JSC. Any material deviation from the mutually agreed Commercialization Plan and/or increase in Commercialization Costs requires approval by JSC. For the sake of clarity, notwithstanding anything contained in Section 5.1, Parties agree and acknowledge that Cipla shall have no binding obligation to Commercialize the Product in any specific country in the Territory and, in such instance Cipla does not Commercialize in any specific country, Cipla shall make Commercially Reasonable Efforts to out-license the Commercialization rights for the Product to any Third Party in any such country, subject to JSC approval.

5.3

Affiliates and Subcontractors. Cipla may perform any of its Commercialization activities under this Agreement by delegating to an Affiliate or through one or more Third-Party subcontractors or consultants or licensees or sub-licensees (“Subcontractors”). Any subcontracting of Commercialization through such Subcontractors shall be subject to the prior approval of the JSC. Each of such Commercialization arrangement of the Product by Cipla’s Affiliate or the Subcontractor entered into on or after the date of Regulatory Approval in the corresponding country in the Territory shall be subject to the condition that: (i) Cipla remains responsible for the work allocated to such Affiliates and/or Subcontractors (as the case may be) to the same extent as if it had done such work itself; and (ii) the Affiliate or Subcontractor (as the case may be) undertakes, in writing, the obligations of confidentiality and non-use regarding the Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 11. Without limiting the foregoing, each Cipla-permitted Subcontractor will be subject to the applicable terms and conditions of this Agreement, and no agreement with any such Subcontractor will release Cipla from any of its activities under this Agreement.

5.4	Commercialization Cost Sharing.

(a)

The Company and Cipla will each be responsible for 50% of Commercialization Costs set forth in the Commercialization Plans approved by the JSC and actually incurred by Cipla. Such Commercialization Costs shall include, without limitation, pre-Commercialization activities undertaken before and after Regulatory Approval of the Product that relate to marketing, promoting, distributing and selling the Product in each of the countries in the Territory. For the sale of clarity, Commercialization Costs shall also cover expenses towards Phase IV studies that may be required by applicable Regulatory Authority in the Territory.

(b)

In furtherance of the foregoing, Cipla shall establish a segregated bank account which shall be used to fund such Commercialization Costs. Each Party will fund such account on a quarterly basis as follows: ten (10) days prior to the first day of each Calendar Quarter, Cipla shall deliver a notice to the Company indicating estimated negative Free Cash Flow for such Calendar Quarter in accordance with the Commercialization Plan approved by the JSC. Within fifteen (15) days after delivery of such notice, each Party shall fund such account established pursuant to this Section 5.4(b) with an amount equal to one-half of such estimated negative Free Cash Flow. To extent that actual negative Free Cash Flow for such Calendar Quarter materially varies from the estimate set forth in such notice, any positive or negative variance will be accounted for in the amount each Party is required to fund for the next Calendar Quarter.

(c)

All funds that the Company contributes to the segregated account shall be held in trust by Cipla for the Company for the purposes set forth in this Agreement and shall remain the property of the Company until expended in accordance with the Commercialization Plan.

(d)

Insufficient Funds. To the extent that the funds in the account maintained pursuant to Section 5.4(a) are, at any time, insufficient for any current Commercialization Costs, Cipla may, at its option, pay for such Commercialization Costs from its other funds and, in such instance, Company will, not later than five (5) days reimburse Cipla for its share of such expenditure by Cipla (provided, for clarity, that such Commercialization Costs are set forth in the Commercialization Plan approved by the JSC). Any amounts for which the Company is required to reimburse Cipla shall be a secured claim against the Company. If the Company fails to reimburse Cipla its share of such Commercialization Costs within the aforesaid period, then Cipla shall, at its option, either suspend and withhold any payment of Free Cash-Flow until the time the Company fully reimburses such amount or set off such expenditure against any positive Free Cash-Flow payable to the Company.

(e)

Within thirty (30) days following the last business day of each calendar month, Cipla shall provide the Company with written documentation of the Commercialization Costs incurred during such calendar month.

(f)	The JSC may agree on any reasonable alternate funding procedures for Commercialization Costs if the Parties determine alternate procedures to be desirable.

ARTICLE 6

ASSIGNMENT OF RIGHTS

6.1

Assignment to Cipla. Subject to the terms and conditions of this Agreement, including the Grant-Back License and simultaneously upon the Company’s receipt of the full amount of the Upfront Payment, Company hereby irrevocably assigns to Cipla the following assets, solely to the extent that each covers the Product in connection with any Pulmonary Indications: all existing and future technologies, current and future drug master files, dossiers, third-party contracts, Regulatory Filings, Regulatory Materials and Regulatory Approvals, Patents, and Intellectual Property Rights, as well as any other associated rights and assets directly related to the Product, specifically in relation to Pulmonary Indications (collectively, the “Assigned Assets”), provided that the Company’s iSPERSE® technology, along with any rights associated therewith, including Intellectual Property Rights and any other rights and assets related to the foregoing, is excluded from the Assigned Assets. For the avoidance of doubt, this Assignment does not extend to (i) any current or future right affiliated with the Product with respect to Non- Pulmonary Indications, (ii) any rights associated with the Company’s iSPERSE® technology solely directed to the Product for Pulmonary

Indications or (iii) to any patent or patent application that would otherwise be an Assigned Asset but which is subject to a terminal disclaimer over any of the foregoing (“Excluded Assets”). The Company represents and warrants that as on the Effective Date, it has all legal rights, title and interests in the Assigned Assets and Excluded Assets in order to validly assign and transfer full and unencumbered ownership rights in the Assigned Assets and grant license rights in the iSPERSE technology to Cipla in accordance with the terms of the Agreement. All rights not expressly assigned to Cipla are entirely reserved by the Company. For clarity, following assignment of the Assigned Assets pursuant to this Section 6.1, Cipla shall be owner of the Assigned Assets in all respects and the Company shall execute all documents and file necessary applications with the relevant Regulatory Authorities to perfect the ownership of Cipla in the Assigned Assets in the official records. Notwithstanding any other provision of this Agreement, the Company will have the right to reference and use any Regulatory Filing that is part of the Assigned Assets, or any portion thereof, in connection with or useful for the Company’s Regulatory Filings under this Agreement, provided that Company’s use is not directed specifically to the Product or for Pulmonary Indications and has general utility in connection with the Company’s iSPERSE® technology. Notwithstanding the foregoing, such right of reference of the Company may be terminated by Cipla to the extent that the Company materially breached this Agreement or claims ownership of any of the Assigned Assets in contravention of this Agreement.

6.2

Grant-Back License to Company. To the extent any of the Assigned Assets are related to or cover Non-Pulmonary Indications, Cipla hereby grants Company an exclusive, perpetual, irrevocable, royalty-free, and transferrable license (the “Grant-Back License”) with the right to sublicense to any Third Party, all Intellectual Property Rights related to the Product that are directed to Non-Pulmonary Indications, to make, use, develop, and commercialize formulations and final products, either individually or in combination with any other active or inactive component. Notwithstanding the foregoing, such license maybe terminated by Cipla to the extent that Company materially breached this Section 6.2 or the exclusivity and non-compete obligations in Section 14.19 or claims ownership of any of the Assigned Assets in contravention of this Agreement.

6.3

Cipla Rights to Excluded Assets; Sublicenses. Subject to the terms and conditions of this Agreement, to enable Cipla to exercise its rights and perform its obligations under this Agreement, the Company hereby grants to Cipla a non-exclusive, perpetual, irrevocable, royalty-free, transferrable and sub-licensable license of the Intellectual Property Rights to the Excluded Assets solely for use with respect to the Product for the Pulmonary Indications; provided, however, with respect to any Patent that covers the Product for Pulmonary Indications that is an Excluded Asset as a result of a terminal disclaimer, such license shall be exclusive with respect to the Product in Pulmonary Indications. Cipla may authorize and grant direct sublicenses (without further right to sublicense) under the limited right granted to Cipla to the Excluded Assets under this Section 6.3, provided that, (a) Cipla shall require each sublicensee to comply with the terms and conditions of this Agreement that are applicable to such sublicensee, (b) Cipla shall provide, and shall cause any sublicensee with respect to its further sublicensing to provide, a copy of any and all executed sublicense agreements within thirty (30) days of such agreement’s execution, provided that Cipla or such sublicensee may redact from any such copy those terms not reasonably necessary to determine Cipla’s or such sublicensee’s compliance with its obligations under this Agreement, and (c) Cipla will be liable for any and all acts and omissions of any such sublicensee in connection with such sublicenses. Notwithstanding the foregoing, such license maybe terminated by the Company to the extent that Cipla materially breaches this Agreement or claims ownership of any of the Excluded Assets in contravention of this Agreement.

6.4

Cipla Right of First Refusal with Respect to Non-Pulmonary Indications. Cipla will have a right of first refusal (“ROFR”) with respect to any license, sale, assignment, transfer or other disposition or co-Development arrangement with a Third Party for Non-Pulmonary Indications of the Product (an “NPI Transaction”). Accordingly, before entering into an NPI Transaction with any Third Party, Pulmatrix shall notify Cipla in writing that it may pursue such a potential NPI Transaction with a Third Party, which notice shall include the proposed terms of the NPI Transaction with such Third Party. Cipla shall have thirty (30) days from the receipt of such notice to provide Pulmatrix written notice that it desires to enter into such NPI Transaction with the Company. If Cipla does not provide written notice that it is exercising the ROFR within such thirty (30) day period, then the Company shall have no further obligation with respect to the ROFR and shall be free to enter into the NPI Transaction with such Third Party on the terms set forth in the notice. If Cipla properly exercises, by delivering a binding written offer to enter into the NPI Transaction, , then the Parties shall consummate such NPI Transaction on the terms set forth in the written notice within sixty (60) days after the Company’s delivery of such notice. If the Company and Cipla do not enter the NPI Transaction with the Company on such terms within such sixty (60) day period, the Company may enter such NPI transaction with such Third Party. The ROFR shall reset if the Company does not enter into an NPI Transaction with the Third Party within ninety (90) days of Cipla’s declination to exercise the ROFR or Cipla’s failure to enter into the NPI Transaction after exercising the ROFR. .

6.5

Company Right of First Offer. In the event that Cipla proposes to sell, transfer or in any manner alienate the Product or the Assigned Assets or the Intellectual Property Rights in respect of the Product or Assigned Assets (a “Cipla Disposition”), Cipla shall advise the Company in writing of its intent and the Company shall for a period of sixty (60) days following written notice (the “Company Notice Period”), have the right to confirm its decision to purchase the Product or Assigned Assets or the Intellectual Property Rights. The sale price shall be the Fair Market Value of Cipla’s interest in the Product, Assigned Assets or Intellectual Property Rights being alienated, as may be determined by an independent Third Party expert or external bid received on the Product, Assigned Assets or Intellectual Property Rights by a Third Party; provided however, that if the Company does not exercise its right of first offer set forth in this Section 6.5, the Company shall ensure that, to the extent Cipla possesses a license to such Intellectual Property Rights, any such sale or alienation of the Product by Cipla must not adversely impact Cipla’s ability to license such Intellectual Property Rights to any Third Party solely to the extent necessary to utilize the Product for the Pulmonary Indications. All rights and obligations of the respective Parties under this Agreement will survive any such sale of rights to a Third Party and shall inure to the third party. If the Company does not deliver the notice described in the preceding sentence within the Company Notice Period, Cipla will be free for a period of sixty (60) days thereafter to notify its intention to consummate the Cipla Disposition on substantially the same terms described in its written notice to the Company. If Cipla does not consummate the Cipla Disposition within such period, the Company’s rights under this Section shall reset. In any case, in the event of a Cipla Disposition to a Third Party, such Third Party must assume all of Cipla’s obligations hereunder, such Third Party must demonstrate the wherewithal to perform all of Cipla’s obligations under this Agreement and Cipla shall ensure such Third Party’s performance of Cipla’s obligations hereunder so assumed by such Third Party. Notwithstanding the foregoing, a sale of all or substantially all of the assets of Cipla, including the Assigned Assets, or a merger or consolidation of the Company is not a Cipla Disposition. Upon consummation of the Cipla Disposition, Cipla shall be relieved of its obligations hereunder. Notwithstanding anything contained in this Section 6 or elsewhere in this Agreement, the Company shall not have ROFR in respect of a Cipla Disposition to Cipla’s Affiliates.

6.6

Cipla Right of First Offer. Company shall advise Cipla in writing in the event it proposes to sell or in any manner alienate its rights in the Product (including its right to receive 50% of Free Cash-Flow) (a “Company Disposition”) and Cipla shall, for a period of sixty (60) days following written notice (“Cipla Notice Period”), have the right to elect to purchase such rights. The sale price shall be the fair market value of the Company’s rights in the Product being sold or alienated, as may be determined by an independent third party expert or, if available, based on the external bid received on the Product by a third party; provided, however, that if Cipla does not timely exercise its right of first offer under this Section 6.6, the Company may proceed with the sale or alienation. The Company shall ensure that any such sale or alienation must not adversely impact Cipla’s license to Intellectual Property Rights hereunder or Cipla’s ability to sublicense such Intellectual Property Rights in accordance with this Agreement. All rights and obligations of the Parties under this Agreement will survive any such sale of rights to a Third Party and shall inure to the Third Party. If Cipla does not deliver the notice described in the preceding sentence within Cipla Notice Period, the Company will be free for a period of ninety (90) days thereafter to consummate the Company Disposition on substantially the same terms described in its written notice to Cipla. If the Company does not consummate the Company Disposition within such period, Cipla’s rights under this Section shall reset. In any case, in the event of a Company Disposition to a Third Party, such Third Party must assume all of the Company’s obligations hereunder and such Third Party must demonstrate the wherewithal to perform all of the Company’s obligations under this Agreement. The Company shall ensure that any Company Disposition to such Third Party shall not, in any manner, adversely affect any of Cipla’s rights under the Agreement. All rights and obligations of Cipla under the Agreement shall be protected and will survive any such sale of Company Disposition to a Third Party and shall inure to the Third Party. Upon consummation of the Company Disposition, the Company shall be relieved of its obligations under this Agreement. Notwithstanding the foregoing, Change in Control of the Company is not a Company Disposition.

6.7

Right of First Offer for Other Inhaled Anti-Fungal Products for SAFS and the Initial Indication. If either Party intends to Develop and/or Commercialize (a “Developing Party”), whether independently or jointly with Third Parties, any inhaled anti-fungal product for the Initial Indication and SAFS (a “New Product”), such Developing Party shall advise the other Party in writing of its intention to do so (a “Development Notice”). For a period of thirty (30) days following the other Party’s receipt of the Development Notice (the “Development Notice Period”), such other Party shall have the exclusive option, exercisable upon delivery of a written notice to Developing Party, to enter into a co-Development and Co-Commercialization agreement for such New Product with the Developing Party on “substantially the same terms as set forth in this Agreement”. The Parties shall enter into such binding agreement for the New Product within ninety (90) days (or such longer period as the Parties mutually agree) of the other Parties exercise of its rights hereunder. If such other Party does not deliver the notice described in the preceding sentence within Development Notice Period, then the Developing Party will be free to Develop and/or Commercialize such Product (either individually or together with Third Parties). For purposes of this Section “on substantially the same terms as set forth in this Agreement” means, generally, an arrangement between the Company and Cipla whereby each Party equally shares the costs of Development and Commercialization of the New Product and equally shares the free cash flow for such New Product.

6.8

Right of First Offer for Other Inhaled Anti-Fungal Products other than SAFS and the Initial Indication. If either Party Develops and/or Commercializes (a “AF Developing Party”), whether independently or jointly with Third Parties, any inhaled anti-fungal product for Pulmonary Indications (other than the Initial Indication and SAFS) (a “AF Product”), such Developing Party shall advise the other Party in writing of its intention to do so (a “AF Development Notice”) and the proposed terms on which it would enter into a co-Development/co-Commercialization agreement the other Party (the “AF Terms”). For a period of thirty (30) days following the other Party’s receipt of the AF Development Notice (the “AF Development Notice Period”), such other Party shall have the option, exercisable upon written notice to AF Developing Party, to enter such agreement on the AF Terms or such other terms as the Parties may mutually determine. If (i) the other Party does not deliver the notice described in the preceding sentence within AF Development Notice Period or (ii) the Parties do enter into a binding term sheet or other binding agreement with respect to the Development and/or Commercialization of the New Product within ninety (90) days from the date of such other Party’s notice, then the AF Developing Party will be free to Develop and/or Commercialize such AF Product (either individually or together with Third Parties).

ARTICLE 7

COMPENSATION

7.1

Upfront Payment. Except as set forth in Section 12.2 (Immediate Termination for material breach), not later than thirty (30) days after the Effective Date, Cipla shall make an upfront payment to the Company in the amount of Twenty Two million United States Dollars ($22,000,000) (the “Upfront Payment”) towards a worldwide, irrevocable assignment and transfer of all ownership in the Assigned Assets to Cipla.

7.2

Free Cash-Flow Sharing. As further consideration of the Assigned Assets, Cipla and the Company will share equally, both positive and negative total Free Cash-Flow earned by Cipla in respect of the Product. Cipla shall, within forty five (45) days from the end of each Calendar Quarter during which sales of the Product have generated Free Cash-Flow, either positive or negative, deliver to the Company a report setting out Free Cash-Flow including the following:

(a)	gross sales and Net Sales for the Product on a country-by-country basis;

(b)	break up of Allowable Expenses;

(c)	all relevant exchange rate conversions;

(d)	change in Working Capital; and

(e)	Capital Expenditure.

Cipla shall make Commercially Reasonable Efforts to deliver to the Company any additional information relating to Free Cash-Flow that may be requested by Company, which shall be reasonable in nature and standard industry practice.

Within fifteen (15) days after the date of receipt of a positive Free Cash-Flow report, Cipla shall deliver to the Company an amount in cash equal to 50% of the positive Free Cash-Flow for such Calendar Quarter. For clarity, negative Free Cash Flow is funded in accordance with Section 5.4. For the sake of clarity, the royalties or other receivables, including any upfront or milestone payments, arising from license or sublicense to Third Party shall be shared equally by the Parties and treated so in the Free Cash-Flow.

7.3

Manner of Payment; Late Payment. All payments due to a Party hereunder will be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by such Party from time to time. If a Party does not receive payment of any sum due to it on or before the due date, simple interest will thereafter accrue on the sum due until the date of payment at the per annum rate of the then-current prime lending rate quoted by Citibank in New York City or the maximum rate allowable by Applicable Law, whichever is lower.

7.4

Audit Rights. As of the Effective Date, each Party has the right, during normal business hours, and no more than twice per Calendar Year, other than following a finding of material deficiency, with more frequent audits upon agreement of the Parties, to inspect and audit:

(a)

those portions of the facilities of the other Party, its Affiliate, subcontractor, and investigator site used in the performance of the Development Plan or the manufacturing of the Product to be supplied for use, to ascertain compliance with Applicable Law and Regulatory Approvals, and conformance with the applicable specifications and quality assurance standards, provided that the inspecting Party is accompanied by a representative of the other Party on such occasions; and

(b)

any of the other Party’s documentation or its Affiliates’, subcontractors’ or investigators’ documentation relating to such Development Plan or manufacturing of the Product to be supplied for use, including, to the extent permitted by Applicable Law, Governmental Authority, Regulatory Authority, and any applicable privacy policies, the medical records of any patient participating in any of the Clinical Studies under the Development Plan. A Party’s audit rights are limited by bona fide Third-Party agreements or confidentiality obligations in effect as of the Effective Date; provided, however, that each Party shall use Commercially Reasonable Efforts to (i) obtain audit rights for the other Party under such pre-existing agreements and (ii) ensure that such other Party is granted audit rights to the same extent which a Party has audit rights in any future agreements.

(c)	any of the other Party’s records as may be reasonably necessary to verify the accuracy of any financial reports and calculations made under this Agreement, including the calculation of Free Cash Flow.

(d)

Any audit and inspection of a Party’s records hereunder with respect to Free Cash Flow, Developments Costs or Commercialization Costs for a particular Calendar Year or Calendar Quarter shall be commenced within one year from the last day of such Calendar Year or Calendar Quarter, and shall be completed within four (4) months of commencement (provided the Party being audited reasonably responds to the requests for books and records by the auditing Party), and the cost of such audits shall be borne by the auditing Party.

7.5

Record Keeping. Each Party will maintain complete and accurate books, records and accounts used for the determination of Development Costs, Commercialization Costs, Allowable Expenses and Free Cash-Flow, in sufficient detail to confirm the accuracy of any payments required under this Agreement in accordance with Section 7.4, which books, records and accounts will be retained by such Party for the number of years after the end of the period to which such books, records and accounts pertain, as is required by law.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1	Inventorship.

(a)

Cipla shall promptly disclose to the Company in writing any Inventions that are not specific to the Product, but created by it during the Term in connection with the Company’s iSPERSE® technology (“iSPERSE Inventions”), and Cipla shall promptly assign any such iSPERSE Inventions created by Cipla to the Company and such iSPERSE Inventions are part of the Excluded Assets. Notwithstanding the foregoing, the

Company shall own all rights, title, and interest in and to Inventions that are not specific to the Product and have general utility in connection with the Company’s iSPERSE® technology (“iSPERSE Inventions”), and Cipla shall promptly assign any such iSPERSE Inventions created by or on behalf of Cipla to the Company.

(b)

Cipla shall own all rights, title, and interest in and to Inventions created by either Party, past, present or future, related to the Product for the Pulmonary Indications and/or in respect of the Assigned Assets and the Company shall promptly disclose in writing and assign any such Inventions created by the Company to Cipla.

8.2	Patent Prosecution, Maintenance, and Enforcement.

(a)

Subject to the right of the JSC to review, Cipla will make all decisions regarding the prosecution, maintenance, and enforcement, including any action against Third Parties for infringement, of the Patents included within the Assigned Assets (“Assigned Patents”) and any Patents included within the Excluded Assets that are licensed to Cipla hereunder on an exclusive basis, provided that such decision to (or not to) so prosecute, maintain or enforce is in compliance with the Commercialization Plan approved by the JSC.

(b)

Cipla will submit a report regarding Assigned Patents by September 30 of every Calendar Year regarding costs and expenses incurred and damages and other amounts collected relating to any prosecution, maintenance, and enforcement of the Patents included within the Assigned Assets pursuant to this Section 8.2 and Section 8.4. The JSC shall determine whether the costs and expenses towards Patent prosecution, maintenance and enforcement are in accordance with the approved Development Plan and/or Commercialization Plan. Any damages arising from such Assigned Patents shall be included as Commercialization Costs and/or Development Cost, as applicable, as determined by the JSC.

(c)

With respect to Excluded Assets that are licensed to Cipla on a non-exclusive basis under this Agreement, subject to the right of the JSC to review, the Company will make all decisions regarding the prosecution, maintenance, and enforcement, including any action against Third Parties for infringement, of the Excluded Assets. The JSC shall determine whether the costs and expenses towards any such prosecution, maintenance and enforcement are in accordance with the approved Development Plan and/or Commercialization Plan. The Company will provide Cipla with reasonable advance notice of any decision not to prosecute, enforce or maintain any Excluded Asset in which Cipla has a license hereunder as not prejudice any rights of Cipla in such Excluded Asset.

(d)

The Company will submit a report regarding Excluded Assets in which Cipla has a license by September 30 of every Calendar Year regarding costs and expenses incurred and damages and other amounts collected relating to any prosecution, maintenance, and enforcement of the Excluded Assets in which Cipla has a license pursuant to this Section 8.2 and Section 8.4 to the extent related to the Product for Pulmonary Indications. The JSC shall determine whether the costs and expenses towards prosecution, maintenance and enforcement are in accordance with the approved Commercialization Plan. Any damages arising from such Excluded Assets to the extent related to the Product for Pulmonary Indications shall be included as Commercialization Costs and/or Development Costs, as applicable, as determined by the JSC.

8.3

Notification. The Parties shall promptly notify each other of any allegation that any: (i) information that a Third Party is violating any Intellectual Property Rights related to the Product; or (ii) allegation that any activity undertaken pursuant to this Agreement infringes, or may infringe, the Intellectual Property Rights of any Third Party. Each Party shall assist and cooperate with the other Party in the prosecution or defense of any Proceeding relating to the Intellectual Property Rights or the Product, as applicable (including consenting to being named as a party thereto if required for standing to enforce any of the Patents).

8.4

Infringement of Third-Party Rights. If a Third Party asserts that a Patent or other Intellectual Property Right owned or controlled by such Third Party is infringed by the Development and Commercialization activities hereunder, the Party first-obtaining knowledge of such a claim shall immediately provide the other Party Notice of such claim, along with the related facts in reasonable detail. Cipla, as the Commercializing Party, will, subject to JSC oversight, control the defense of any such claim or counterclaim. If Cipla does not accept control of the defense of such claim within ninety (90) days of learning of the claim, or earlier notifies Company in writing of its intent not to so assume control of such defense, then Company will have the right, but not the obligation, to defend against such claim; provided, however, that Cipla will, in such an event, have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party will settle any such suit admitting liability on the part of the other Party without the prior written consent of the Party not controlling such litigation, to the extent such settlement would result in material damage or prejudice to the non-controlling party. Any disagreement among the Parties with respect to the settlement of any such suit will be referred to the JSC for resolution.

8.5

Trademark. Cipla shall have the sole right to determine and own the trademark under which the Product is sold in the Territory, including Pulmazole™. Cipla shall own all right, title, and interest to the trademarks used in relation to the Product, and shall be responsible for the registration, prosecution, and maintenance thereof. Following receipt of the Upfront Payment, the Company will file all necessary assignments with the U.S. Patent and Trademark Office (and all equivalent foreign offices) for the assignment of the Pulmazole™ trademark to Cipla. A list of all trademark registrations and applications is attached hereto as Exhibit IV.

ARTICLE 9

REPRESENTATIONS; WARRANTIES; COVENANTS

9.1

No Representation of Success. Without limiting the Company’s obligations to perform its duties under this Agreement, Cipla understands that the Product is subject to ongoing Clinical Studies and Development and that the Company, accordingly, cannot make assurances whether it will be granted Regulatory Approval by the FDA or any other Regulatory Authority. Accordingly, the Company will not be liable for any unsuccessful Clinical Studies or denial or delay of Regulatory Approval. ALL CONFIDENTIAL INFORMATION DISCLOSED BY COMPANY TO CIPLA IS ACCURATE AND COMPLETE AND NO INFORMATION IS WITHHELD. COMPANY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ASSURANCE OF SUCCESS OF THE DEVELOPMENT PROGRAM. Without limiting Cipla’s obligations to perform its duties under this Agreement, the Company understands that Cipla is not guaranteeing the successful Commercialization of the Product or that sales of the Products will result in any specific amount of Free Cash Flow.

9.2	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:

(a)	Corporate Existence. The Party is a company or corporation, duly organized, validly existing, and in good standing under the Applicable Law of the jurisdiction in which it was incorporated or formed.

(b)	Authority. The Party has taken all necessary action on its part and has the requisite power and authority to enter into this Agreement and to perform its respective obligations under this Agreement

(c)

Binding Effect. Agreement has been duly executed and delivered on behalf of each Part, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(d)

No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder and the assignments, licenses and Sublicenses to be granted pursuant to this Agreement (i) do not conflict with or violate any requirement of Applicable Law; (ii) do not conflict with or violate the certificate of incorporation, bylaws or other organizational documents of such Party; and (iii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates. To the Company’s knowledge, none of the Intellectual Property Rights or Trademarks, in each case in relation to the Product for Pulmonary Indications, infringe on the rights of any Third Parties.

(e)

Other Rights. Neither the Party nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any other Person obtaining any interest in, or that would give to any other Person any right to assert any claim in or with respect to, any of the other Party’s rights under this Agreement.

(f)

Consents. To the extent required, all necessary consents, approvals, and authorizations of all Governmental Authorities and other Persons that each Party was required to obtain in connection with this Agreement have been obtained.

(g)

No Violation. Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder. The Company acknowledges and agrees that upon execution of the Agreement, no payments or liabilities or other obligations, in respect of the Product shall be owed or incurred by Cipla to any Third Party as a result of any obligation created by the Company.

(h)

No Debarment. Each Party also represents that it is not debarred and that it does not knowingly use, in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred or convicted of a crime pursuant to Section 306 of the FD&C Act, anti-bribery and anti-corruption laws, anti-terrorism and money laundering laws, data protection and privacy laws and/or under the provisions of any other Applicable Law.

(i)

No Exclusion or Debarment under Federal Healthcare Laws or other equivalent laws in the Territory. Each Party represents and warrants that it is not, and each of its Affiliates performing activities hereunder are not, excluded from any federal healthcare program, or debarred from federal contracting under Federal Healthcare Laws or other equivalent laws in the Territory, and such Party will not, during the Term, employ or use the services of any person who is so excluded or debarred, or who has been convicted of or pled nolo contendere to (i) any felony; (ii) any federal or state legal violation (including misdemeanors) relating to prescription drug or device products or fraud; or (iii) any other crime that could cause an entity or person to be excluded or debarred.

(j)	Liens. The Company represents and warrants that the Assigned Assets are not subject to any liens, security interests, mortgages or other adverse claims on title.

9.3	Mutual Covenants.

(a)

Knowledge of Debarment or Exclusion. In the event that either Party becomes aware of the debarment, exclusion, or threatened debarment or exclusion, of any Person conducting activities on behalf of such Party under this Agreement, such Party shall promptly notify the other Party in writing.

(b)

Healthcare Investigation. Each Party shall immediately notify the other Party of any healthcare investigation, reprimand, sanction, inspection, survey, demand for arbitration, lawsuit, charge, or conviction regardless of the Person against whom such action is brought or imposed that the other Party could, in its sole discretion, reasonably expect would cause a material adverse effect upon the operations of the Party receiving any healthcare investigation, reprimand, sanction, inspection, survey, demand for arbitration, lawsuit, charge, or conviction.

(c)	Compliance with Applicable Law. Each Party covenants that it will perform its obligations and exercise its rights pursuant to this Agreement in compliance with Applicable Law.

ARTICLE 10

INDEMNIFICATION

10.1

Indemnification by Company. Company shall defend, indemnify, and hold Cipla, its Affiliates, and their respective officers, directors, employees, and agents (the “Cipla Indemnitees”) harmless from and against any and all damages or losses or other amounts suffered by Cipla, or payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Cipla Indemnitees (collectively, “Cipla Damages”), all to the extent resulting from claims for damages or losses made by Cipla or, as the case may be, the claims, suits, proceedings or causes of action brought by such Third Party (“Claims”) against such Cipla Indemnitee that arise from or are based on: (a) a breach of any of Company’s representations, warranties, and obligations under this Agreement; (b) the willful misconduct or grossly negligent or intentional acts or omissions of Company, its Affiliates, or the officers, directors, employees, or agents of Company or its Affiliates in the performance of activities under this Agreement; (c) the research or Development of the Product by Company before the Effective Date; or (d) the Development, testing, manufacture, storage, handling, use, sale, offer for sale, distribution and importation of Products by Company or its Affiliates or licensees (excluding, for clarity, Cipla); or (e) owing to or arising from the iSPERSE technology; (f) third party claims of infringement of Intellectual Property Rights arising from use of the Assigned Assets by Cipla (for clarity, excluding Trademark infringement claims arising after the Effective Date) or in relation to the Company’s use of iSPERSE technology and other Excluded Assets, during the Term of this Agreement. The foregoing indemnity obligation does not apply if the Cipla Indemnitees materially fail to comply with the indemnification procedures set forth in Section 10.3, or to the extent that such Claim is based on: (i) a breach of any of Cipla’s representations, warranties, and obligations under this Agreement; (ii) a Claim for which Cipla would be required to indemnify the Company pursuant to Section 10.2 or (iii) the willful misconduct or grossly negligent or intentional acts or omissions of Cipla or its Affiliates, or the officers, directors, employees, or agents of Cipla or its Affiliates, in the performance of activities under this Agreement.

10.2

Indemnification by Cipla. Cipla shall defend, indemnify, and hold Company, its Affiliates, and each of their respective officers, directors, employees, and agents, (the “Company Indemnitees”) harmless from and against any and all damages or losses or other amounts payable to the Company or a Third-Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Company Indemnitees (collectively, “Company Damages”), all to the extent resulting from any Claims made by the Company or any Claims against such Company Indemnitee that arise from or are based on: (a) the Commercialization, testing, manufacture, storage, handling, use, sale, offer for sale, distribution and importation of Products by Cipla or its Affiliates, Sublicensees, or distributors, provided these are not attributable to any Intrinsic Defects in the Product (which are addressed in Section 10.4) or defects in or owing to iSPERSE technology; (b) a breach of any of Cipla’s representations, warranties, and obligations under the Agreement; (c) the willful misconduct or grossly negligent or intentional acts or omissions of Cipla or its Affiliates, or the officers, directors, employees, or agents of Cipla or its Affiliates in the performance of activities under this Agreement; or (d) Trademark infringement claims arising after the Effective Date. The foregoing indemnity obligation does not apply if the Company Indemnitees materially fail to comply with the indemnification procedures set forth in Section 10.3, or to the extent that such Claim is based on: (i) a breach of any of Company’s representations, warranties, and obligations under this Agreement, (ii) a Claim for which the Company would be required to indemnify Cipla pursuant to Section 10.2; or (iii) the willful misconduct or grossly negligent or intentional acts or omissions of Company or its Affiliates, or the officers, directors, employees, or agents of Company or its Affiliates in the performance of activities under this Agreement.

10.3

Indemnification Procedures. The Party seeking indemnity under this Article 10 (the “Indemnified Party”) shall give written Notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnifying Party has the right to assume and conduct the defense of the Claim with counsel of its choice, and the Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. Each Party shall not settle or compromise any Claim without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned, provided that a Party may settle if there is no admission of any liability by the other Party and if such settlement involves only monetary damages that such Party will pay. If the Parties cannot agree as to the application of the foregoing Sections 10.1 and 10.2, each may conduct separate defenses of the Claim, and each Party reserves the right to seek indemnity from the other in accordance with this Article 10 upon the resolution of the underlying Claim.

10.4

Intrinsic Defect. Notwithstanding anything contained herein to the contrary, to the extent a Third Party Claim arises from any Intrinsic Defect, all Liabilities that are incurred by the Parties as a result of such Third Party Claim shall be equally shared between the Parties and shall be deemed part of the Allowable Expenses, if applicable.

10.5

Limitation of Liability. Except in the event of and to the extent of (a) damages awarded to a Third Party (i) in connection with the indemnification provisions set forth in this Section 10 or (ii) in connection with a suit concerning Intellectual Property Rights, (b) a breach of Applicable Law, Confidentiality (Section 11) or the Intellectual Property Rights of the other Party or the other Party’s Affiliates, and (c) damages arising from the gross negligence or willful misconduct or intentional act or omission or fraudulent acts or misrepresentation of a Party or its Affiliates, no Party or its Affiliates shall be liable to the other Party or its Affiliates for special, indirect, incidental or consequential damages (including, without limitation, lost profits to the extent constituting consequential damages), whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of this Agreement or the activities contemplated hereunder.

ARTICLE 11

CONFIDENTIALITY

11.1

Confidentiality. During the Term and for a period of five (5) years after the Agreement’s Termination, each Party shall maintain all Confidential Information of the other Party in trust and confidence and shall not, without the written consent of the other Party, disclose any Confidential Information of the other Party to any Third Party or use any Confidential Information of the other Party for any purpose other than as necessary in connection with the exercise of rights or discharge of obligations under this Agreement. The confidentiality obligations of this Section 11.1 do not apply to Confidential Information to the extent that the receiving Party can establish by competent evidence that such Confidential Information: (a) is publicly known prior or subsequent to disclosure without breach of confidentiality obligations by such Party or its employees, consultants or agents; (b) was in such Party’s possession at the time of disclosure without any restrictions on further disclosure; (c) is received by such receiving Party, without any restrictions on further disclosure, from a Third Party who has the lawful right to disclose it; or (d) is independently developed by employees or agents of the receiving Party who had no access to the disclosing Party’s Confidential Information.

11.2	Authorized Disclosure. Nothing in this Agreement precludes a Party from disclosing the Confidential Information of the other Party to the extent:

(a)

such disclosure is reasonably necessary (i) for the filing or prosecuting of Patents or other Intellectual Property Rights as contemplated by this Agreement; (ii) to comply with the requirement of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval (or any pricing and reimbursement approvals) of any Product; or (iii) for prosecuting or defending litigations as contemplated by this Agreement;

(b)

such disclosure is reasonably necessary to its employees, agents, consultants, or subcontractors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that, in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c)

such disclosure is reasonably necessary to any bona fide potential or actual investor, acquirer, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition, or other business relationship, or any legal counsel for advice regarding this Agreement; provided that, in each case where the obligation does not already exist, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(d)

such disclosure is reasonably necessary to comply with Applicable Law, including regulations promulgated by applicable security exchanges, a valid order of a court of competent jurisdiction, administrative subpoena or order. Each Party acknowledges that the other Party will be required to disclose the full text of this Agreement in its public filings with applicable securities exchanges.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 11.2, such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

11.3

Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party, or with the disclosing Party’s authorization, the receiving Party shall destroy such Confidential Information and an officer of that Party will certify such destruction to the disclosing Party, provided that in all cases each Party may retain any electronic materials containing such Confidential Information in its archival backups provided they will be destroyed in due course at the same time as that Party’s other contemporaneous archival backups.

11.4	Publicity; Terms of the Agreement; Confidential Treatment.

(a)

The Parties agree that the terms of this Agreement shall be considered Confidential Information of each Party, subject to the special authorized disclosure provisions set forth in Section 11.2 and this Section 11.4.

(b)

If either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior Notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed. A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) Business Days after receiving the press release for review. In addition, to the extent required by Applicable Law, including regulations promulgated by applicable security exchanges, each Party shall have the right to issue a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals as they occur, subject to the other Party’s consent as to form and substance of such announcement, which will not be unreasonably withheld, conditioned or delayed. In relation to the other Party’s review and approval of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder. Neither Party is required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 11.4, provided such information remains accurate as of such time and contains no modification or additional information.

(c)

In addition, the Parties acknowledge that either or both Parties may be obligated to file under applicable law and regulation a copy of this Agreement with the U.S. Securities and Exchange Commission or similar stock exchange authorities or other governmental authorities. Each Party is entitled to make such a required filing; provided, however, that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

ARTICLE 12

TERM; TERMINATION

12.1	Term. This Agreement is effective as of the Effective Date and will continue in perpetuity (the “Term”).

12.2

Termination for Material Breach. At any time during the Term of this Agreement, should either Party (a “Breaching Party”) (i) materially breach this Agreement (and such material breach is not cured within thirty (30) days of written Notice of its occurrence from the non-breaching Party), (ii) engage in willful misconduct or gross negligence (as understood under the laws of the State of New York) in its performance of this Agreement or (iii) engaged in fraud in connection with the negotiation, execution or performance of this Agreement (collectively, (i) – (iii), “Fundamental Breaches”), the non-Breaching Party, may, at its option, terminate the Agreement by delivering a written Notice to the Breaching Party within ninety (90) days after the later of the occurrence of the Fundamental Breach or the expiration of any applicable cure period and (x) to the extent that the Company is the Breaching Party, Cipla shall acquire the Company’s interest in the Product for an amount equal to 25% of the Fair Market Value of the Product as such Fair Market Value may be determined by an independent Third-Party appraiser and (y) to the extent that Cipla is the breaching party, the Company shall acquire sole ownership/rights with respect to Cipla’s interest in the Product for an amount equal to 25% of the Fair Market Value of the Product as may be determined by an independent Third-Party appraiser.

12.3

Insolvency or Bankruptcy. This Agreement shall automatically terminate if, at any time, a Party files a petition in bankruptcy, or enters an arrangement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.

12.4	Intentionally Omitted.

12.5

Force Majeure Event Termination. If a force majeure event as described in Section 14.18 continues for a consecutive period of at least one hundred twenty (120) days, the Party affected may, upon notice to the other Party, terminate this Agreement, such termination to be effective thirty (30) days from the date of such notice.

12.6

Country by Country Termination. Upon written notice to the other Party, a Party shall be entitled to terminate this Agreement with respect to a specific country, on a country by country basis with a written notice of thirty (30) days under the following circumstances:

12.6.1

If the Regulatory Authority in such country revokes or suspends the Regulatory Approval for such county or takes such other action that in the reasonable judgment of the JSC may adversely affect the Regulatory Approval in such country and/or Development and/or Commercialization in such country;

12.6.2

The Product suffers any safety and/or quality issues, which is attributable to Intrinsic Defects in the Product or arising from Development of the Product, which involves additional Development Costs with respect to such country which is not commercially viable for the Party;

12.6.3	Failure in Development of the Product in such country

12.6.4	Failure to obtain Regulatory Approval in such country; or

12.6.5	If there is any claim of infringement of Intellectual Property Rights against the Party filed by any Third Party in such country.

For clarity, if this Agreement is terminated with respect to a specific country under this Section 12.6, this Agreement shall continue in full force and effect with respect to each other country in the Territory.

12.7

Consequences of Termination. Expiration or termination of this Agreement for whatever reason shall not affect the liabilities or obligations of the Parties hereunder in respect of matters accrued at the time of such expiration or termination, and shall be without prejudice to any other right or remedies available at law or in equity. Upon the effective date of expiration of the Term or upon termination of this Agreement, the following consequences shall apply:

12.7.1

Except as provided in Section 12.2, Cipla shall continue to own absolute and exclusive ownership of the Product, Assigned Assets and Intellectual Property Rights therein in Territory in perpetuity and shall be fully free to exploit them and/or Commercialize the Product in the Territory;

12.7.2	Except as set forth in Section 12.2, Parties shall be entitled to all receivables of Free Cash-Flow pursuant to Commercialization of the Product until the date of termination of the Agreement;

12.7.3	All licenses and sub-licenses shall cease on the effective date of termination of the Agreement;

12.7.4

Except as expressly permitted and agreed by the Parties herein, neither Party shall make any use whatsoever of the Confidential Information owned by the other Party and forthwith return and deliver to the other Party, any and all Confidential Information, documents, work in progress, complete and incomplete deliverables, disclosed or arising from this Agreement together with all original or copied documents relating to or in any way appertaining to the Confidential Information and/or Intellectual Property Rights relating to such Confidential Information;

12.8

Survival. Article 6 (Assignment of Rights), Article 7 (Compensation), Article 8 (Intellectual Property Rights), Article 9 (Representations and Warranties), Article 10 (Indemnification), Article 11 (Confidentiality), Article 12 (Termination), Article 13 (Dispute Resolution) and Article 14 (Miscellaneous), shall survive any expiry or earlier termination of the Agreement as per the terms therein or for a five year period or for such maximum period of time as allowed under the Applicable Law.

ARTICLE 13

DISPUTE RESOLUTION; FAIR MARKET VALUE

13.1

Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

13.2

Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach of this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute in the JSC within thirty (30) days after such dispute is first identified by either Party in writing to the other, or there is a deadlock in the JSC within the said period, the Parties shall refer such dispute to the Senior Executives for attempted resolution by good faith negotiations within thirty (30) days after such Notice is received, including at least one in-person meeting of the Senior Executives within twenty (20) days after such Notice is received. If the Senior Executives are not able to resolve such dispute referred to them within such thirty (30) day period, then Section 14.9 shall control.

13.3	Equitable Relief. Nothing in this Article 13 will prevent either Party from seeking equitable or other relief in a court of competent jurisdiction, subject to the requirements of Section 14.9.

13.4	Fair Market Value. For all purposes of this Agreement, the JSC shall appoint the appraiser that determines Fair Market Value.

13.5

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS NOT BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

ARTICLE 14

MISCELLANEOUS

14.1

Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) must be in writing and will be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (iii) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective Parties at the following addresses (or at such other address for a Party as may be specified in a Notice given in accordance with this Section 14.1.

If to Company:	Pulmatrix, Inc.

99 Hayden Ave.

Suite 390

Lexington, MA 02421

Facsimile: [Include facsimile number]

traad@pulmatrix.com

Attention: Ted Raad, Chief Business Officer

With a copy to (which will not constitute Notice):

Haynes and Boone, LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Facsimile: (212) 884-9568

greg.kramer@haynesboone.com

Attention: Rick A. Werner and Greg Kramer

If to Cipla:	Cipla Technologies, LLC

1156 Sorrento Valley Rd.

San Diego, CA 92121

Facsimile: [Include facsimile number]

ajay.luharuka@Cipla.com

Attention: Ajay Luharuka, Chief Financial Officer

With a copy to (which will not constitute Notice):

Mr. AS Kumar, Esq.

Global General Counsel

Cipla House, Peninsula Business Park,

Ganpatrao Kadam Marg, Lower Parel,

Mumbai 400013, India

Facsimile: [Include facsimile number]

as.kumar@cipla.com

14.2

No Strict Construction; Headings; Interpretation. This Agreement has been prepared jointly by the Parties and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. For purposes of this Agreement, (i) the words “include,” “includes,” and “including” will be deemed followed by the phrase “without limitation,” regardless of whether it is actually included and drawing no implication from the actual inclusion of such phrase in some instances but not others;” (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (iv) references to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (v) references to another agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (vi) references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

14.3

Assignment; Successors and Assigns. Neither Party shall assign or otherwise transfer this Agreement, or any right or obligation hereunder to any Third Party, without the prior written consent of the other Party. However, the Parties shall be free to assign or otherwise transfer all its rights and obligations under this Agreement to its Affiliates without the prior written consent of the other Party. This Agreement shall enure to the benefit of assigns and successors of the respective Parties.

14.4

Performance by Affiliates. Each Party may discharge any obligations and exercise any right under this Agreement through any of its Affiliates. Each Party guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first-proceed against such Party’s Affiliate.

14.5

Further Actions and Assurances. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

14.6

Severability. If any competent court finds any provision of this Agreement to be invalid, illegal, or unenforceable, then such provision will be construed, to the extent feasible, so as to render the provision valid, legal, and enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement. The remainder of this Agreement will remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties shall negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the Parties’ intent in entering into this Agreement.

14.7

No Waiver. No provision of this Agreement can be waived except by the express written consent of the Party waiving compliance. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14.8

Independent Contractors. For all purposes under this Agreement, Company and Cipla, and their respective Affiliates, are independent contractors with respect to each other, and will not be deemed to be employee, agent, partner, or legal representative of the other Party. This Agreement does not grant any Party or its employees, consultants, or agents any authority (express or implied) to do any of the following without the prior express written consent of the other Party: create or assume any obligation; enter into any agreement; make any representation or warranty; serve or accept legal process on behalf of the other Party; settle any claim by or against the other Party; or bind or otherwise render the other liable in any way. For the avoidance of doubt, nothing in this Agreement will be construed to create a joint venture or partnership between the Parties.

14.9

Governing Law. This Agreement will be governed by and construed in accordance with the laws of Delaware without regard to conflicts of laws principles. The Parties irrevocably agree that any dispute arising out of or in connection with this Agreement (a “Dispute”) that is not resolved by the Senior Executives within thirty (30) days will be referred to, and finally and exclusively settled by, arbitration under the Delaware Rapid Arbitration Act (the “DRAA,” 10 Del. C. § 5801 et seq.) and the Delaware Rapid Arbitration Rules promulgated thereunder by the Supreme Court of the State of Delaware (“Rules”) in effect at the time of the date of delivery of the notice of arbitration, which are incorporated into, and made a part of, this Agreement. The Parties accordingly agree to submit to the DRAA and the Rules. The seat of arbitration will be Wilmington, Delaware and conducted by a sole arbitrator in English language appointed in accordance with the DRAA and the Rules.

14.10

Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original but all of which, together, constitutes the same legal instrument. Any party’s executed copy and delivery of this Agreement by facsimile or PDF will constitute a legal, valid, and binding execution and delivery of this Agreement by such Party. The Parties agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The Parties agree they will have no rights to challenge the use or authenticity of this document based solely on the absence of an original signature.

14.11

Expenses. All costs and expenses incurred in connection with entering this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses unless otherwise set forth in this Agreement.

14.12

Attorneys’ Fees. In the event that any Party institutes any legal suit, action, or proceeding, including arbitration, against the other Party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any alleged breach of this Agreement)/arising out of or relating to this Agreement, the prevailing Party in the suit, action, or proceeding will be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

14.13

Public Announcements. Unless otherwise required by Applicable Law, including stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned, or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. Cipla acknowledges that the Company will be required to disclose the full text of this Agreement in its public filings with the U.S. Securities and Exchange Commission.

14.14

Cumulative Remedies. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

14.15

Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement, including those of Article 11, would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Party will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

14.16

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever.

14.17

Entire Agreement; Supersession; Amendment. This Agreement sets forth the complete, final, and exclusive Agreement between the Parties. As of the Effective Date, this Agreement supersedes all prior agreements and understandings between the Parties, whether written or oral, with respect to the subject matter hereof. In the event of any inconsistency between any plan hereunder (including the Development Plan or Commercialization Plan) and this Agreement, the terms of this Agreement will govern and control. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

14.18

Force Majeure. A Party will be excused from the performance of its obligations (other than the payment of any amount owed under this Agreement) under this Agreement to the extent that such performance is prevented by force majeure events or circumstances, provided that the nonperforming Party promptly provides Notice of the force majeure events or circumstances to the other Party referencing this Section 14.18. Such excuse will continue so long as the condition constituting the force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure includes conditions beyond the reasonable control of the affected Party, including without limitation, an act of God, war, civil commotion, terrorist act, general labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

14.19

Exclusivity. Other than the Product, neither Party nor its respective Affiliates will, individually or jointly with any Third Parties, directly or indirectly, Develop or Commercialize any inhaled anti-fungal product containing Itracanazole for the treatment of Pulmonary Indications For clarity, except as provided in the preceding sentence, either Party shall be entitled to independently continue its own Development program for any inhaled anti-fungal product for Pulmonary Indications.

14.20

Change in Control. In the event of Change in Control of a Party, such Party shall promptly inform the other Party of such change in Control in a written Notice, in any event not later than thirty (30) days prior to the consummation of such Change of Control.

14.21

Tax. All amounts mentioned in this Agreement are exclusive of VAT and other applicable taxes. Cipla shall make all payments from a bank account in the United States to the Company under this Agreement without deduction or withholding for taxes, except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment. As of the Effective Date, Cipla does not intend to withhold. Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by Cipla on behalf of the Company to the appropriate governmental authority, and Cipla shall furnish the Company with proof of payment of such tax. Any such tax required to be withheld will be borne by the Company. Each Party will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Cipla in relation to this Agreement.

[Signature Page Follows]

The Parties have executed this Agreement as of the Effective Date.

PULMATRIX, INC.		CIPLA TECHNOLOGIES, LLC

By:	/s/ Robert Clarke	By:	/s/ Vikram Sudarsan

Name:	Robert Clarke	Name:	Vikram Sudarsan

Title:	Chief Executive Officer	Title:	CEO